Exhibit 99.1

                          [UDC Homes, Inc. letterhead]

                                                           FOR IMMEDIATE RELEASE

                                                           Contact: Garth Wieger
                                                           (602) 820-4488




         TEMPE, AZ (Monday, June 24, 1996) In an announcement made today by Garth Wieger, President and Chief Executive Officer of UDC Homes, Inc., it was disclosed that Kenda B. Gonzales will be joining UDC Homes as Senior Executive Vice President and Chief Financial Officer, and Jim Grogan will be joining UDC Homes as Senior Executive Vice President. Jack Lazard, the company's Executive Vice President and Chief Financial Officer will be leaving UDC Homes. Lazard has agreed to continue in an advisory capacity to help insure an orderly transition as Gonzales assumes her new role at UDC Homes.

         Kenda Gonzales has served as Chief Financial Officer of Continental Homes Holding Corp. for the past eleven years. Her many years in the homebuilding industry will benefit UDC as it implements its plan for the future. Jim Grogan has been the Managing Attorney for the Arizona law firm of Gallagher & Kennedy for the past several years, during which the firm has experienced unprecedented growth and profitability. His successful management achievements, experience as a highly respected management labor lawyer, and his leadership role in a wide variety of community and civic activities, will all be valuable assets for UDC Homes.

         Regarding Lazard, Wieger said that "Jack was instrumental in developing and implementing a successful financial restructuring plan which culminated in the recent acquisition of UDC by affiliates of DMB Property Ventures Limited Partnership and Aldrich Eastman Waltch. Jack has offered his support and encouragement while he looks for the next great challenge that is needed to use his talents and unending energy and intellect."

                                     -more-
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         Lazard added,  "Kenda brings to UDC the detailed  financial  accounting
and  reporting   homebuilder  skills  that  Garth  needs  as  UDC  continues  to consolidate its Corporate organization while providing the necessary support to its operating divisions. I also want to thank Drew Brown and Joe Azrack, DMB and AEW'S Chief Executive Officers, as well as Garth and all the employees and lenders who have been tremendously supportive of me during my tenure at UDC. I'm proud to leave UDC in such good hands."

         UDC Homes, Inc. is a homebuilder headquartered in Tempe, Arizona, concentrating in move-up family and retirement housing with operations in Arizona and California. UDC Homes will close approximately 2,000 homes this fiscal year ending September 30, 1996.